EXHIBIT 99.6

Management's Discussion and Analysis of Results of Operations

This Results of Operations section of Management’s Discussion and Analysis is being provided in connection with the supplemental information provided in this Form 8-K and reflects the recast segment information for the fiscal years ended June 30, 2011, 2010 and 2009.

Fiscal 2011 Compared to Fiscal 2010

(dollars in thousands)
Fiscal Year ended June 30,	2011	%	2010	%
Net sales	$1,130,257	100.0%	$917,337	100.0%
Cost of sales	810,773	71.7%	666,152	72.6%
Gross profit	319,484	28.3%	251,185	27.4%
Selling, general and administrative expenses	212,544	18.8%	172,746	18.8%
Acquisition related expenses and restructuring charges	203	—%	7,293	0.8%
Operating income	106,737	9.4%	71,146	7.8%
Interest and other expenses, net	12,299	1.1%	11,793	1.3%
Income before income taxes and equity in earnings of equity-method investees	94,438	8.4%	59,353	6.5%
Provision for income taxes	37,308	3.3%	28,995	3.2%
Equity in net loss of equity-method investees	2,148	0.2%	1,739	0.2%
Net income	$54,982	4.9%	$28,619	3.1%

NET SALES

Net sales for the year ended June 30, 2011 were $1.13 billion, an increase of $212.9 million from net sales of $917.3 million for the year ended June 30, 2010.
The sales increase resulted from an increase in sales of $187.9 million in the United States from improved consumption as well as sales from the acquisition of The Greek Gods and a full year of sales of Sensible Portions, acquired in the fourth quarter of fiscal 2010. Our international sales increased $25.0 million, including sales in Europe from Danival and GGUniqueFiber, acquired in the third quarter of fiscal 2011.
GROSS PROFIT

Gross profit for the year ended June 30, 2011 was $319.5 million, an increase of $68.3 million, or 27.2%, from last year's gross profit of $251.2 million. Gross profit in fiscal 2011 was 28.3% of net sales compared to 27.4% of net sales for fiscal 2010.

The improved gross profit percentage resulted from the mix of product sales, including the sales from The Greek Gods and Sensible Portions acquisitions, which have relatively higher gross profit margins, and productivity improvements and cost savings which partially offset input cost increases. Our gross profit in fiscal 2010 was impacted by a decrease in the gross profit at our United Kingdom food-to-go operations, which resulted from the phasing out of production of sandwiches supplied to Marks and Spencer.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses were $212.5 million, an increase of $39.8 million, or 23.0%, in 2011 from $172.7 million in fiscal 2010. Selling, general and administrative expenses as a percentage of net sales was 18.8% in fiscal 2011 and fiscal 2010.
Selling, general and administrative expenses have increased primarily as a result of the costs brought on by the businesses we acquired, including $3.5 million of increased amortization expense related to identified intangibles. Selling, general and administrative expenses also included $8.9 million of increased costs related to the Company's long-term incentive plans. Selling, general and administrative expenses included approximately $1.7 million of expenses related to litigation in the year ended June 30, 2010.

ACQUISITION RELATED EXPENSES AND RESTRUCTURING CHARGES

We incurred acquisition and integration related expenses aggregating $3.5 million in the year ended June 30, 2011 related to the acquisitions of The Greek Gods yogurt brand, Danival SAS and GG UniqueFiber SA and other acquisition and integration activities, which was offset by $4.2 million of net expense reduction related to adjustments in the carrying values of contingent consideration. We also incurred approximately $0.8 million of restructuring expenses, primarily related to the closing of a small non-dairy beverage production facility in the United Kingdom.

In the year ended June 30, 2010, we incurred approximately $3.6 million of acquisition related expenses, including approximately $0.6 million of employee termination and exit costs. We also incurred approximately $3.7 million of restructuring expenses during the year ended June 30, 2010 related to the consolidation of our Daily Bread production activities into our Luton, United Kingdom facility.

OPERATING INCOME

Operating income was $106.7 million for the year ended June 30, 2011 compared to $71.1 million in the prior year. The increase in operating income resulted primarily from the increased sales and gross profit. Operating income as a percentage of net sales was 9.4% in fiscal 2011 compared with 7.8% for the year ended June 30, 2010.

INTEREST AND OTHER EXPENSES, NET

Interest and other expenses, net were $12.3 million for the year ended June 30, 2011 compared to $11.8 million for fiscal 2010.
Interest expense totaled $13.0 million for the year ended June 30, 2011, which was primarily related to interest on the $150 million of 5.98% senior notes outstanding, interest related to borrowings under our revolving credit facility and interest accretion on contingent consideration. Interest expense for fiscal 2010 was $10.1 million. The increase in interest expense resulted from a combination of higher borrowings under our revolving credit facility used to fund our recent acquisitions and the interest accretion on contingent consideration of $1.7 million. Other expenses includes approximately $2.1 million of exchange gains for the year ended June 30, 2011 compared to $0.7 million of exchange losses in the prior year. Also included in other expenses for the year ended June 30, 2010 is a $1.2 million non-cash impairment charge for an other-than-temporary decline in the fair value of our investment in the shares of Yeo Hiap Seng Limited, a Singapore-based natural food and beverage company whose shares are listed on the Singapore Stock Exchange.

INCOME BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF EQUITY-METHOD INVESTEES

Income before income taxes and equity in the after tax earnings of our equity-method investees for the year ended June 30, 2011 was $94.4 million compared to $59.4 million in the prior year. The increase was due to the items discussed above.

INCOME TAXES

The provision for income taxes includes federal, foreign, state and local income taxes.  Our income tax expense was $37.3 million in fiscal 2011 compared to $29.0 million in fiscal 2010.

Our effective income tax rates for the years ended June 30, 2011 and 2010 were 39.5% and 48.9%, respectively.  The effective tax rate in both years was affected by losses incurred in the United Kingdom for which no deferred tax benefit is currently being recorded. Additionally, in fiscal 2010, the Company recorded valuation allowances of $3.2 million for deferred tax assets in the United Kingdom recorded prior to fiscal 2010. The impact of the United Kingdom losses and deferred tax valuation allowances on the effective tax rate in fiscal 2011 was to increase it 3.9 percentage points and in fiscal 2010 was to increase it 10.7 percentage points. Until an appropriate level of profitability is attained, we expect to continue to record and maintain a valuation allowance on our net deferred tax assets related to future United Kingdom tax benefits. If we are able to realize any of these deferred tax assets in the future, the provision for income taxes will be reduced by a release of the corresponding valuation allowance. The fiscal 2011 year effective tax rate was also favorably impacted by an increase in the benefit for the domestic production activities deduction of $1.4 million. The fiscal 2011 and 2010 effective income tax rates differed from the federal statutory rate primarily due to the items noted above as well as the effect of state income taxes and the mix of pretax earnings by jurisdiction. Our effective tax rate may change from period to period based on recurring and non-recurring factors including the geographical mix of earnings, the ability to utilize carryforward losses against which we have recorded valuation allowances, enacted tax legislation, state and local income taxes and tax audit settlements.

EQUITY IN EARNINGS OF EQUITY-METHOD INVESTEES

Our share in the net earnings from our investments in Hain Pure Protein ("HPP") and Hutchison Hain Organic ("HHO") for year ended June 30, 2011 was a loss of $2.1 million for the year ended June 30, 2011 compared to a loss of $1.7 million for the year ended June 30, 2010. HPP's results for fiscal 2011 included approximately $7.9 million of net loss (of which $3.9 million is included in the Company's portion of HPP's earnings) related to the impairment of long lived assets previously used in HPP's divested Kosher Valley operation. HPP's results for fiscal 2010 included approximately $4.6 million of net loss related to its Kosher Valley brand. HPP's profitable antibiotic-free chicken and turkey results were more than offset by the losses incurred in the start-up of the Kosher Valley brand. In the fourth quarter of fiscal 2010, HPP divested its Kosher Valley brand in a transaction with Empire Kosher Poultry, Inc. (“Empire”), wherein the Kosher Valley brand and customer relationships were exchanged for an equity interest in Empire.

NET INCOME

Net income for the year ended June 30, 2011 was $55.0 million compared to $28.6 million for the year ended June 30, 2010. The increase of $26.4 million in earnings was attributable to the factors noted above.

SEGMENT RESULTS
The following table provides a summary of reportable segment net sales and operating profit performance for fiscal 2011 versus fiscal 2010:

(dollars in thousands)	United States	United Kingdom	Other	Corporate and other (1)	Consolidated
Fiscal 2011 net sales	$910,095	$60,996	$159,166	$—	$1,130,257
Fiscal 2010 net sales	$722,211	$58,634	$136,492	$—	$917,337
% change - Fiscal 2011 vs. 2010	26.0%	4.0%	16.6%		23.2%

Fiscal 2011 operating income(loss)	$130,156	$(8,540)	$9,787	$(24,666)	$106,737
Fiscal 2010 operating income(loss)	$98,672	$(10,452)	$8,653	$(25,727)	$71,146
% change - Fiscal 2011 vs. 2010	31.9%	18.3%	13.1%		50.0%

Fiscal 2011 operating income (loss) margin	14.3%	(14.0)%	6.1%		9.4%
Fiscal 2010 operating income (loss) margin	13.7%	(17.8)%	6.3%		7.8%

(1) Includes $997 and $7,694 of acquisition related expenses and restructuring charges for the fiscal years ended June 30, 2011 and 2010, respectively.

Our net sales in the United States for the fiscal year ended June 30, 2011 were $910.1 million, an increase of $187.9 million from the prior year's net sales of $722.2 million. The sales increase was directly related to improved consumption and was led by our Earth's Best brand, renewed growth in our Avalon, Alba Botanica, and JASON brands, as well as sales from the acquisition of The Greek Gods and a full year of sales of Sensible Portions, acquired in the fourth quarter of fiscal 2010. United States operating profit increased 31.9% to $130.2 million. United States operating margin improved to 14.3% of net sales in fiscal 2011 from 13.7% in the previous year. The improvement resulted from the profit contribution of the aforementioned acquired brands as well as an increase in gross profit, which resulted from the mix of product sales, including the sales from The Greek Gods and Sensible Portions acquisitions, which have relatively higher gross profit margins, and productivity improvements and cost savings which partially offset input cost increases.
Our net sales in the United Kingdom were $61.0 million in fiscal 2011, an increase of $2.4 million, or 4.0%, from net sales of $58.6 million in fiscal 2010. The sales increase in the United Kingdom resulted from increased sales of our Linda McCartney meat-free frozen foods and our frozen desserts, which were partially offset by the loss of sales of fresh sandwiches to Marks and Spencer. Changes in foreign exchange rates had a minimal impact on net sales. United Kingdom operating loss decreased in fiscal 2011 as a result of improvement in gross profit and reduced operating expenses.
Net sales in our Other segment were $159.2 million in fiscal 2011, an increase of $22.7 million from net sales of $136.5 million in fiscal 2010. Sales in Europe increased $14.8 million, or 20.3%. Sales in Europe included sales from Danival and GGUniqueFiber, each acquired in the third quarter of fiscal 2011 and were unfavorably impacted by $1.3 million as a result of changes in foreign exchange rates. Sales in Canada increased $7.8 million, or 12.4%, which includes a $4.1 million favorable impact as a result of changes in foreign exchange rates. Segment operating profit increased 13.1% to $9.8 million in fiscal 2011 as a result of the two acquisitions in Europe as well as the increased sales in Canada.

Fiscal 2010 Compared to Fiscal 2009

(dollars in thousands)
Fiscal Year ended June 30,	2010	%	2009	%
Net sales	$917,337	100.0%	$1,122,734	100.0%
Cost of sales	666,152	72.6%	876,344	78.1%
Gross profit	251,185	27.4%	246,390	21.9%
Selling, general and administrative expenses	172,746	18.8%	198,291	17.7%
Acquisition related expenses and restructuring charges	7,293	0.8%	4,145	0.4%
Impairment of goodwill and other intangibles	—	—%	52,630	4.7%
Operating income (loss)	71,146	7.8%	(8,676)	(0.8)%
Interest and other expenses, net	11,793	1.3%	15,145	1.3%
Income (loss) before income taxes and equity in earnings of equity-method investees	59,353	6.5%	(23,821)	(2.1)%
Provision for income taxes	28,995	3.2%	5,637	0.5%
Equity in net loss of equity-method investees	1,739	0.2%	—	—%
Net income (loss)	28,619	3.1%	(29,458)	(2.6)%
Loss attributable to noncontrolling interest	—	—%	(4,735)	(0.4)%
Net income (loss) attributable to The Hain Celestial Group, Inc.	$28,619	3.1%	$(24,723)	(2.2)%

On June 30, 2009, the minority owner in our HPP joint venture acquired a controlling interest in the joint venture through the purchase of newly issued shares of HPP. As a result, the Company's equity interest was reduced to 48.7% and effective June 30, 2009, the Company deconsolidated HPP. The Company's investment in HPP is accounted for under the equity method of accounting effective from June 30, 2009. The Company's consolidated statement of operations for the fiscal year ended June 30, 2009 includes the revenues and expenses of HPP.

NET SALES

Net sales for the year ended June 30, 2010 were $917.3 million, a decrease of $205.4 million, which decrease includes $165.7 million of HPP sales reported in the prior year, from net sales of $1.123 billion for the year ended June 30, 2009. The sales decrease also includes the impact of reduced sales in the United Kingdom of fresh sandwiches to Marks and Spencer of $32.4 million.
GROSS PROFIT
Gross profit for the year ended June 30, 2010 was $251.2 million, an increase of $4.8 million, or 1.9%, from the prior year's gross profit of $246.4 million. Gross profit in fiscal 2010 was 27.4% of net sales compared to 21.9% of net sales for fiscal 2009.

The increase in gross profit percentage was primarily attributable to lower input costs and productivity improvements in the United States and the deconsolidation of HPP, which impacted the prior year's gross profit percentage by approximately 410 basis points. Gross profit was also impacted by $8.6 million in fiscal 2009 for SKU rationalization, severance and other reorganization costs related to our United States operations. Our gross profit in fiscal 2010 was impacted by a decrease in the gross profit at our United Kingdom food-to-go operations, which resulted from the phasing out of production of sandwiches supplied to Marks and Spencer.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses decreased by $25.5 million, or 12.9%, to $172.7 million in 2010 from $198.3 million in 2009. Selling, general and administrative expenses as a percentage of net sales was 18.8% in fiscal 2010 compared to 17.7% in fiscal 2009.
Selling, general and administrative expenses have decreased primarily as a result of the savings from the cost reduction initiatives we implemented in fiscal 2009 and $10.9 million of expense reported by HPP in the year ended June 30, 2009. HPP's lower selling, general and administrative expense ratio impacted the comparison to fiscal 2009 by 190 basis points. Selling, general and administrative expenses included approximately $1.7 million of expenses related to litigation in the year ended June 30, 2010. Selling, general and administrative expenses in fiscal 2009 included a $1.4 million charge to settle a personal injury litigation matter and $4.4 million of professional fees incurred in connection with the investigation of our stock option practices, which were partially offset by a $3.0 million insurance reimbursement.

ACQUISITION RELATED EXPENSES AND RESTRUCTURING CHARGES

We incurred approximately $3.6 million of acquisition related expenses in the year ended June 30, 2010, including approximately $0.6 million of employee termination and exit costs. As a result of adopting the provisions of a new accounting standard related to business combinations issued by the Financial Accounting Standards Board (FASB), for acquisitions completed after June 30, 2009, all transaction and other expenses related to acquisition activity are charged directly to the statement of operations, whereas previous to that date, these costs were recorded as a part of the purchase price.

We incurred approximately $3.7 million of restructuring expenses during the year ended June 30, 2010 related to the consolidation of our Daily Bread production activities into our Luton, United Kingdom facility. In fiscal 2009, we incurred approximately $4.1 million of severance and reorganization costs related to actions taken in several of our locations.

OPERATING INCOME (LOSS)

We had income from operations of $71.1 million for the year ended June 30, 2010 compared to a loss from operations of $8.7 million in fiscal 2009. The increase in operating income was primarily a result of the impairment charges for goodwill and other intangibles recorded in fiscal 2009 at HPP and in Europe.

INTEREST AND OTHER EXPENSES, NET

Interest and other expenses, net were $11.8 million for the year ended June 30, 2010 compared to $15.1 million for fiscal 2009.
Interest expense totaled $10.1 million for the year ended June 30, 2010, which was primarily related to interest on the $150 million of 5.98% senior notes outstanding and interest related to borrowings under our revolving credit facility. Interest expense for fiscal 2009 was $14.3 million. The decrease in interest expense resulted from a combination of lower borrowings under our revolving credit facility and lower average interest rates. Included in other expenses for the year ended June 30, 2010 is a $1.2 million non-cash impairment charge for an other-than-temporary decline in the fair value of our investment in the shares of Yeo Hiap Seng Limited, a Singapore-based natural food and beverage company listed on the Singapore Stock Exchange.

INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF EQUITY-METHOD INVESTEES

Income before income taxes and equity in the after tax earnings of our equity-method investees for the year ended June 30, 2010 was $59.4 million compared to a loss of $23.8 million in the prior year. The improvement is primarily attributable to the impairment charges for goodwill and other intangible assets at HPP and in Europe in the prior year.

INCOME TAXES

The provision for income taxes includes federal, foreign, state and local income taxes.  Our income tax expense was $29.0 million in fiscal 2010 compared to $5.6 million in fiscal 2009.

Our effective income tax rate was 48.9% of pre-tax income for fiscal 2010. The effective tax rate for fiscal 2010 was impacted by approximately $6.4 million of valuation allowances recorded related to carryforward losses and deferred tax assets in the Company's United Kingdom operations. The Company's United Kingdom operations have incurred losses in recent years, having been affected by restructuring and other charges, such as the costs incurred in connection with the recent consolidation of its food-to-go production facilities, the phase out of sales to Marks and Spencer, as well as the economy in the United Kingdom.  These losses represented sufficient evidence for management to determine that a full valuation allowance for these deferred tax assets was appropriate in accordance with accounting standards. The valuation allowances recorded included approximately $3.2 million of deferred tax assets recorded in prior years. The impact of the United Kingdom losses on the effective tax rate in fiscal 2010 was to increase it 11.0 percentage points. In fiscal 2009, we had income tax expense of $5.6 million and a pre-tax loss of $23.8 million. The fiscal 2009 tax provision was impacted by impairment losses on intangible assets recognized, of which approximately $40.7 million was nondeductible for tax purposes and which were treated as discrete tax items. The fiscal 2010 and 2009 effective income tax rates differed from the federal statutory rate primarily due to the items noted above as well as the effect of state income taxes and the mix of pretax earnings by jurisdiction. Our effective tax rate may change from period to period based on recurring and non-recurring factors including the geographical mix of earnings, the ability to utilize carryforward losses against which we have recorded valuation allowances, enacted tax legislation, state and local income taxes and tax audit settlements.

EQUITY IN EARNINGS OF EQUITY-METHOD INVESTEES

Our share of the after-tax loss from our investment in HPP was $1.7 million for the year ended June 30, 2010. HPP's results for the year included approximately $4.6 million of net loss related to its Kosher Valley brand. HPP's profitable antibiotic-free chicken and turkey results were more than offset by the losses incurred in the start-up of the Kosher Valley brand. In the fourth quarter of fiscal 2010, HPP divested its Kosher Valley brand in a transaction with Empire, wherein the Kosher Valley brand and customer relationships were exchanged for an equity interest in Empire. HPP recorded a pre-tax gain of approximately $0.3 million on the exchange. Empire is one of the country's most established kosher poultry processors. In the year ended June 30, 2009, HPP's results were consolidated into the Company's results.

NET INCOME (LOSS)

Net income attributable to The Hain Celestial Group, Inc. for the year ended June 30, 2010 was $28.6 million compared to a net loss of $24.7 million for the year ended June 30, 2009. The increase of $53.3 million in earnings was attributable to the factors noted above.

SEGMENT RESULTS
The following table provides a summary of reportable segment net sales and operating profit performance for fiscal 2010 versus fiscal 2009:

(dollars in thousands)	United States	United Kingdom	Other	Corporate and other (1)	Consolidated
Fiscal 2010 net sales	$722,211	$58,634	$136,492	$—	$917,337
Fiscal 2009 net sales	$914,875	$91,140	$116,719	$—	$1,122,734
% change - Fiscal 2010 vs. 2009	(21.1)%	(35.7)%	16.9%		(18.3)%

Fiscal 2010 operating income(loss)	$98,672	$(10,452)	$8,653	$(25,727)	$71,146
Fiscal 2009 operating income(loss)	$87,392	$(5,743)	$7,531	$(97,856)	$(8,676)
% change - Fiscal 2010 vs. 2009	12.9%	(82.0)%	14.9%		920.0%

Fiscal 2010 operating income (loss) margin	13.7%	(17.8)%	6.3%		7.8%
Fiscal 2009 operating income (loss) margin	9.6%	(6.3)%	6.5%		(0.8)%

(1) Includes $7,694 and $22,542 of acquisition related expenses and restructuring charges for the fiscal years ended June 30, 2010 and 2009, respectively, and $52,630 of impairment of goodwill and other intangibles for the fiscal year ended June 30,

2009.

Our net sales in the United States were $722.2 million for the year ended June 30, 2010, a decrease of $192.7 million from the prior year's net sales of $914.9 million, which includes HPP's sales of $165.7 million. The balance of the decrease resulted from a number of factors, including increased promotional spending (which is recorded as a reduction of sales), which is targeted at increasing consumption, distributor and retailer destocking, the SKU rationalization implemented in the fourth quarter of fiscal 2009 and decreased sales of our personal care products. These decreases were partially offset by sales increases in other channels and the commencement of sales to our Hong Kong joint venture which we expect will expand the distribution of our global brands in Asia; however, there can be no assurances that we will realize such benefits from the joint venture. Segment operating profit in fiscal 2010 increased to $98.7 million, or 13.7% of net sales from $87.4 million, or 9.6% of net sales. The improvement resulted primarily from the deconsolidation of HPP, which had an operating loss for the year ended June 30, 2009.
Our United Kingdom sales were $58.6 million in fiscal 2010, a decrease of $32.5 million from fiscal 2009. The decrease resulted primarily from the phasing out of the supply of fresh sandwiches to Marks and Spencer. Changes in foreign exchange rates unfavorably impacted United Kingdom sales by approximately $1.6 million. The United Kingdom operating loss was $10.5 million, an increase from the operating loss of $5.7 million in fiscal 2009, which resulted primarily from the loss of the Marks and Spencer sales.

Net sales in our Other segment increased to $136.5 million from $116.7 million as sales in both Canada and continental Europe increased over the prior year. The increase in sales includes $7.4 million of favorable impact due to changes in foreign exchange rates. Operating profit for our Other segment increased to $8.7 million from $7.5 million as a result of the increase in net sales.